SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CacheFlow, Inc.
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CACHEFLOW INC.
650 Almanor Avenue
Sunnyvale, CA 94085

August 6, 2002

TO THE STOCKHOLDERS OF CACHEFLOW INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of CacheFlow Inc. (the “Company”), which will be held at the Company’s headquarters located at 650 Almanor Avenue, Sunnyvale, California 94085, on Thursday, September 12, 2002, at 10:00 a.m., local time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Brian NeSmith
President and
Chief Executive Officer

CACHEFLOW INC.
650 Almanor Avenue
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on September 12, 2002

The Annual Meeting of Stockholders (the “Annual Meeting”) of CacheFlow Inc. (the “Company”) will be held at the Company’s headquarters located at 650 Almanor Avenue, Sunnyvale, California 94085, on Thursday, September 12, 2002, at 10:00 a.m., local time for the following purposes:

1.	To elect five directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2.
To consider and vote upon a proposal to approve three separate alternative amendments to the Company’s Amended and Restated Certificate of Incorporation to enable the Company to effect a reverse stock split. The three proposed amendments would effect a reverse stock split, in a ratio of either one-for-five, one-for-ten or one-for-fifteen, respectively, of all the issued and outstanding shares of the Company’s common stock. Assuming the stockholders approve one or more of the proposed amendments, the Board of Directors will make one of the approved amendments effective by filing such amendment with the Secretary of State of the State of Delaware at any time prior to the date that is ninety days after the 2002 Annual Meeting of Stockholders of the Company. Any proposed amendment that is approved by the stockholders but not filed by the Company will be abandoned, so that the Company only effects one reverse stock split.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending April 30, 2003; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on July 25, 2002 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 650 Almanor Avenue, Sunnyvale, California, during ordinary business hours for ten days prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Robert Verheecke
Secretary

Sunnyvale, California
August 6, 2002

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

CACHEFLOW INC.
650 Almanor Avenue
Sunnyvale, California 94085

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be held on September 12, 2002

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of CacheFlow Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 650 Almanor Avenue, Sunnyvale, California 94085, on Thursday, September 12, 2002, at 10:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. These proxy materials were first mailed to stockholders on or about August 12, 2002.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On July 25, 2002, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 43,947,398 shares of Common Stock outstanding. Each stockholder of record on July 25, 2002 is entitled to one vote for each share of Common Stock held by such stockholder on July 25, 2002. All votes will be tabulated by the inspector of elections appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s Common Stock issued and outstanding, and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The five nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal 2.    Adoption of each proposed amendment to CacheFlow’s Amended and Restated Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of all outstanding shares. Abstentions and broker non-votes are not affirmative votes and therefore, will have the same effect as a vote against the proposal.

Proposal 3.    Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending April 30, 2003 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors (the “Board of Directors”) and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Each of the Reverse Stock Split Amendments Under Proposal No. 2, FOR Proposal No. 3, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive office before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The Company has retained the services of Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $10,000 to be paid by the Company. The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for such services.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The directors who are being nominated for reelection to the Board of Directors (the “Nominees”), their ages as of July 1, 2002, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The five (5) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

Nominees	Age	Position(s) and Office(s) Held with the Company
Brian M. NeSmith	40	President, Chief Executive Officer and Director
Marc Andreessen	30	Director
David W. Hanna(1)(2)	63	Chairman of the Board and Director
Philip J. Koen(1)(2)	50	Director
Andrew S. Rachleff (2)	43	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee

Brian M. NeSmith has served as President, Chief Executive Officer and a director of the Company since March 1999. From December 1997 to March 1999, Mr. NeSmith served as Vice President of Nokia IP, Inc., a security router company, which acquired Ipsilon Networks, Inc., an IP switching company, where Mr. NeSmith served as Chief Executive Officer from May 1995 to December 1997. From October 1987 to April 1995, Mr. NeSmith held several positions at Newbridge Networks Corporation, a networking equipment manufacturer, including vice president and general manager of the VIVID group. Mr. NeSmith holds a B.S. in electrical engineering from the Massachusetts Institute of Technology.

Marc Andreessen has served as a director of the Company since October 1999. Mr. Andreessen has served as the Chairman of the Board of Directors of Loudcloud, Inc., a software infrastructure service provider, since October 1999. From March 1999 to September 1999, Mr. Andreessen served as Chief Technology Officer of America Online, Inc., an internet technology and interactive services company. Mr. Andreessen co-founded Netscape Communications Corp., a provider of software and Website resources, in April 1994. From September 1994 to March 1999, when Netscape Communications Corp. was acquired by America Online, Inc., Mr. Andreessen served as a director and Executive Vice President of Products of Netscape Communications Corp. Mr. Andreessen serves on the board of directors of Loudcloud, Inc. Mr. Andreessen holds a B.S. in computer science from the University of Illinois.

David W. Hanna has served as a director of the Company since October 1996 and as Chairman of the Board of the Company since February 2001. From December 1998 to March 1999, Mr. Hanna also served as the Company’s President and Chief Executive Officer. From March 1998 to March 2000, Mr. Hanna served as President and Chief Executive Officer of Sage Software, Inc., a financial software company. Mr. Hanna served as President and Chief Executive Officer of State of the Art, Inc., a financial software developer, from November 1993 until March 1998. Mr. Hanna currently serves as President of The Hanna Group, which provides operational and strategic consulting to both small, high-tech companies and to larger organizations requiring growth restoration and restructuring. In addition, Mr. Hanna serves as Chairman of Hanna Capital Management Inc., which provides financial management services to high-net-worth individuals. He is also Chief Executive Officer of Hanna Ventures, which invests in networking, communications and internet/intranet companies. Mr. Hanna also serves on the boards of directors of several privately held companies. Mr. Hanna holds a B.S. in business administration from the University of Arizona.

Philip J. Koen has served as a director of the Company since June 2001. Mr. Koen has served as President and Chief Operating Officer of Equinix, Inc., an internet business exchange provider, since May 2001. Mr. Koen joined Equinix from PointCast, Inc., an internet company, where he served as President and Chief Executive Officer from March 1999 to June 1999, and served as Chief Operating Officer, Chief Financial Officer and Executive Vice President, and oversaw software development, network operations, finance, information technology, legal and human resources during the period from May 1997 to March 1999. From December 1993 to May 1997, Mr. Koen was Vice President of Finance and Chief Financial Officer of Etec Systems, Inc., a semi-conductor equipment company. Mr. Koen holds a B.A. in economics from Claremont McKenna College and an M.B.A. from the University of Virginia.

Andrew S. Rachleff has served as a director of the Company since October 1997. In May 1995, Mr. Rachleff co-founded Benchmark Capital, a venture capital firm, and has served as a general partner since that time. Prior to co-founding Benchmark Capital, Mr. Rachleff spent ten years as a general partner with Merrill, Pickard, Anderson & Eyre, a venture capital firm. Mr. Rachleff also serves on the boards of directors of Loudcloud, Inc., Equinix, Inc. and several privately held companies. Mr. Rachleff holds a B.S. in economics from the University of Pennsylvania and an M.B.A. from Stanford University.

Board of Directors Meetings and Committees

During the fiscal year ended April 30, 2002, the Board of Directors held seven (7) meetings and acted by written consent in lieu of a meeting on four (4) occasions. For the fiscal year, each of the directors during the term of his tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings or actions by written consent of a committee of the Board of Directors on which each such director served. The Board of Directors has two (2) standing committees: the Audit Committee and the Compensation Committee.

Audit Committee.    During the fiscal year ended April 30, 2002, the Audit Committee of the Board of Directors (the “Audit Committee”) held five (5) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s accountants, the scope of the annual audits, fees to be paid to the Company’s accountants, the performance of the Company’s accountants, and the accounting practices of the Company. The current members of the Audit Committee are Messrs. Hanna, Koen and Rachleff.

Compensation Committee.    During the fiscal year ended April 30, 2002, the Compensation Committee of the Board of Directors (the “Compensation Committee”) held one (1) meeting and acted by written consent in lieu of a meeting on two (2) occasions. The Compensation Committee reviews the performance of the executive officers of the Company, establishes compensation programs for the officers and reviews the compensation programs for other key employees, including salary and cash bonus levels, and administers the Company’s 1999 Stock Incentive Plan, the 2000 Supplemental Stock Option Plan and Employee Stock Purchase Plan. The current members of the Compensation Committee are Messrs. Hanna and Koen.

Director Compensation

Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors.

Non-employee directors are eligible for initial option grants pursuant to the provisions of the Company’s 1999 Director Option Plan. Each individual who first becomes a non-employee director after the date of the Company’s initial public offering will be granted an option to purchase 25,000 shares on the date such individual joins the Board of Directors, provided such individual has not been previously employed by the Company. In addition, at each Annual Meeting of Stockholders, each individual who will continue serving as a director thereafter will receive an additional option grant to purchase 5,000 shares of Common Stock. The option price for each option grant under the Company’s 1999 Director Option Plan will be equal to the fair market value per share of Common Stock on the automatic grant date. Each initial automatic grant shall become exercisable for 25% of the shares upon the optionee’s completion of 12 months of service from the date of grant and as to the balance of the shares in annual installments over the three-year period thereafter; each annual automatic grant shall become exercisable in full on the first anniversary of the grant date. Directors are eligible to receive options and be issued shares of Common Stock directly under the 1999 Stock Incentive Plan and directors who are also employees of the Company are also eligible to participate in the Company’s Employee Stock Purchase Plan.

Mr. Andreessen received an option to purchase 25,000 shares of Common Stock on October 13, 1999 at an exercise price of $4.00 per share in connection with his service as a member of the Company’s Board of Directors. The option is immediately exercisable. The shares purchasable upon exercise of this option are subject to repurchase by the Company at the original exercise price paid per share upon the optionee’s cessation of service prior to vesting in these shares. The repurchase right lapses as to 25% of the option shares on the one year anniversary of the grant date, and lapses in a series of 36 equal monthly installments thereafter. Each of Messrs. Hanna and Rachleff received an option to purchase 25,000 shares of Common Stock on November 12, 1999 at an exercise price of $12.00 per share. The options are immediately exercisable. The shares purchasable upon exercise of these options are subject to repurchase by the Company at the original exercise price paid per share upon the optionee’s cessation of service prior to vesting in these shares. The repurchase right lapses in a series of 48 equal monthly installments after the grant date. Each of Messrs. Andreessen, Hanna, and Rachleff received an option to purchase 5,000 shares of Common Stock on August 30, 2000 at an exercise price of $105.00 per share. The option became exercisable in full on August 30, 2001. Mr. Hanna received an option to purchase 85,000 shares on April 4, 2001 at an exercise price of $3.063 per share in connection with assuming the position of Chairman of the Board of Directors. The option becomes exercisable in twelve equal monthly installments from the date he became Chairman. Mr. Koen was granted an option to purchase 25,000 shares of Common Stock on June 12, 2001 at an exercise price of $5.75 per share in connection with his appointment as a member of the Board of Directors. Mr. Koen’s grant shall become exercisable for 25% of the shares upon Mr. Koen’s completion of 12 months of service from the date of grant and as to the balance of the shares in annual installments over the three-year period thereafter. Each of Messrs. Andreessen, Hanna, and Rachleff received an option to purchase 5,000 shares of Common Stock on August 29, 2001 at an exercise price of $2.98 per share. The option becomes exercisable in full on the first anniversary of the date of grant.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

PROPOSAL NO. 2

AUTHORIZATIONS FOR THE BOARD TO EFFECT A ONE-FOR-FIVE, ONE-FOR-TEN OR ONE-FOR-FIFTEEN REVERSE STOCK SPLIT

General

The Board of Directors has unanimously adopted a resolution approving and recommending to the stockholders for their approval amendments to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of the Company’s outstanding shares of common stock, in a ratio of either one-for-five, one-for-ten or one-for-fifteen, which ratio (assuming such ratio has been approved by the Company’s stockholders) will be chosen by the Board of Directors at any time prior to the date that is ninety days after the 2002 Annual Meeting of Stockholders of the Company. CacheFlow’s stockholders are being asked at the Annual Meeting to act upon a proposal to authorize the Board of Directors to file an amendment to the Company’s Amended and Restated Certificate of Incorporation and thereby effect a reverse stock split by voting in favor of each of the three proposed amendments. Assuming that the Company’s stockholders approve one or more of the proposed amendments, the Board of Directors will then choose one amendment from among the approved amendments, and, by filing such amendment with the Secretary of State of the State of Delaware, will effect the reverse stock split. The Board of Directors will have greater flexibility in determining which reverse split ratio to implement if it may choose from among all three proposed amendments. Therefore, the Board of Directors is seeking your approval for each of the three separate amendments to the Company’s Amended and Restated Certificate of Incorporation. As reflected on the enclosed proxy card, stockholders may approve all, none, or one or more of the proposed amendments. The Board of Directors recommends that stockholders approve all three proposed amendments.

If one or more of the proposed reverse stock split amendments is approved by our stockholders, the Board of Directors, in its sole discretion, may subsequently effect the reverse stock split based upon any of the following ratios: one-for-five, one-for-ten or one-for-fifteen, provided that the amendment effecting such ratio has been approved by the Company’s stockholders. The Board of Directors’ determination of the applicable ratio will be made with the primary purpose of retaining our Nasdaq National Market (“Nasdaq”) listing and the liquidity of our common stock, and will also take into account other factors set forth below.

An amendment to CacheFlow’s Amended and Restated Certificate of Incorporation is required to effect a reverse stock split in any ratio. The form of each proposed amendment to effect a one-for-five, one-for-ten or one-for-fifteen reverse stock split is attached hereto as Appendix A, B and C, respectively (as applicable, the “Certificate of Amendment”). Depending upon the decision of our Board of Directors as to the applicable ratio, the applicable Certificate of Amendment relating to such ratio will effect either a one-for-five, one-for-ten or one-for-fifteen reverse split of the shares of CacheFlow’s issued and outstanding common stock, but will not change the number of authorized shares of common stock or preferred stock, or the par value of our common stock or preferred stock. The reverse stock split will become effective upon the filing of the applicable Certificate of Amendment with the Secretary of State of the State of Delaware. The Board of Directors reserves the right not to make such filing and not to complete the reverse stock split if it, in its sole discretion, deems it appropriate not to do so. The Board of Directors will only effect one reverse stock split without further approval from our stockholders and, therefore, those Certificates of Amendment not filed with the Secretary of State of the State of Delaware shall be abandoned and deemed null and void.

Purpose of the Reverse Stock Split

The Board of Directors approved the reverse stock split for the following reasons:

•
The Board of Directors believes that a higher stock price may help generate increased investor interest in the Company and help the Company attract and retain employees and other service providers; and

•
The Board of Directors believes that the reverse stock split is the most effective means to assist the Company in its efforts to avoid a delisting of the Company’s common stock from the Nasdaq National Market.

Potential Increased Investor Interest; Employee Retention

On July 22, 2002, the Company’s common stock closed at $0.48 per share. In approving a reverse stock split, the Board of Directors considered that the Company’s common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks, either because they may view the low price as reflecting poorly on the Company’s business and prospects or because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks, and many investment funds are reluctant to invest in lower priced stocks.

The Board of Directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the company’s market capitalization. If the reverse stock split successfully increases the per share price of the Company’s common stock, the Board of Directors believes this increase might enhance the Company’s ability to attract and retain employees and service providers.

Nasdaq	Listing

CacheFlow’s common stock is quoted on Nasdaq under the symbol “CFLO.” In order for our common stock to continue to be quoted on Nasdaq, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, Nasdaq requires that a company’s common stock maintain a minimum bid price of at least $1.00 per share. If the closing bid price of a company’s common stock remains below $1.00 per share for 30 consecutive trading days, Nasdaq will issue a deficiency notice to that company. If the closing bid price subsequently does not reach at least $1.00 per share for a minimum of ten consecutive trading days during the 90 calendar days following the issuance of the deficiency notice from Nasdaq, Nasdaq may delist that company’s common stock from trading on the Nasdaq National Market.

The Board of Directors approved a reverse stock split partly as a means of increasing the share price of the Company’s common stock above $1.00 per share. Since March 28, 2002, our common stock has traded below Nasdaq’s minimum bid price requirement of $1.00 per share. CacheFlow was notified by Nasdaq on May 10, 2002 that it was not in compliance with Nasdaq’s continued listing requirements because the closing minimum bid price per share of our common stock had remained below $1.00 for 30 consecutive trading days. On or about August 8, 2002, unless the closing bid price of our common stock reaches at least $1.00 per share for ten consecutive trading days prior to that date, the Company expects to receive notice from Nasdaq that the failure of the Company’s common stock to maintain Nasdaq’s minimum closing bid price requirement of $1.00 has continued beyond the 90-day probationary period allowed under the Nasdaq Stock Market Marketplace Rules. Such notice will likely specify that, as a result of the Company’s failure to maintain the minimum closing bid price requirement, the Company’s common stock will be delisted at the close of business on or about August 8, 2002. If such a notice is received, the Company intends to appeal the decision, and any delisting should be stayed pending a hearing before the Nasdaq Stock Market Listings Qualifications Panel. The Company believes that the panel may look favorably on the Company’s reverse split proposal and may provide the Company with time to effect the reverse stock split pending approval by the stockholders at the Annual Meeting. If, following the reverse stock split, the per share price of the Company’s common stock is above $1.00 for ten consecutive trading days, the Company believes Nasdaq may withdraw the delisting action.

To attempt to avoid delisting, CacheFlow proposes that the Board of Directors have the authority to effect either a one-for-five, one-for-ten or one-for-fifteen reverse stock split, as determined by the Board of Directors in its sole discretion, for the purpose of increasing the market price of our common stock above the Nasdaq minimum bid requirement. The Board of Directors believes that maintaining the Company’s Nasdaq listing may provide a broader market for the Company’s common stock and facilitate the use of the Company’s common stock in financing transactions. The Board of Directors further believes that the delisting of our common stock from Nasdaq could adversely affect the ability of CacheFlow to attract new investors and attract and retain employees, may result in decreased liquidity of our outstanding shares of common stock, and, consequently, could reduce the price at which our shares trade. In addition, the Board of Directors believes that delisting of the common stock could deter broker-dealers from making a market in or otherwise generating interest in the common stock, and might deter certain persons from investing in the common stock.

If the Company does not effect a reverse stock split, the Company expects its common stock to be delisted from Nasdaq. The Company cannot predict whether a reverse stock split will increase the market price for the Company’s common stock, and there can be no assurance that (1) approval and implementation of a reverse stock split will succeed in maintaining the bid price of the common stock above $1.00 per share, (2) even if Nasdaq’s minimum bid price maintenance standard were satisfied, the Company would be able to meet its other quantitative continued listing criteria, or (3) our common stock would not be delisted by Nasdaq for other reasons. Further, the history of similar stock split combinations for companies in like circumstances is varied, and there can be no assurance that:

•
The market price per new share of the Company’s common stock after the reverse stock split will rise in proportion to the reduction in the number of old shares of the Company’s common stock outstanding before the reverse stock split;

•	The reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or

•	The reverse stock split will result in a per share price that will increase the Company’s ability to attract and retain employees and other service providers.

As noted, the reverse stock split may not achieve the desired results that have been outlined above. The market price of the Company’s common stock will also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Company’s common stock declines, the price decline as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Stockholders should recognize that if the reverse stock split is effected they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by either five, ten or fifteen, as the case may be). In addition, the reverse stock split will likely increase the number of stockholders of CacheFlow who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

Principal Effects of the Reverse Stock Split

The reverse stock split would have the following effects on the number of shares of common stock outstanding:

-
depending upon the determination by the Board of Directors, and assuming that the stockholders approve each of the three proposed amendments, either each five, ten or fifteen shares of CacheFlow’s common stock owned by a stockholder prior to the reverse stock split would be exchanged for one (1) share of common stock after the reverse stock split;

-
based on the number of shares of common stock outstanding on June 30, 2002, and depending on the ratio determined by the Board of Directors, the number of shares of CacheFlow’s common stock issued and outstanding will be reduced from approximately 44.0 million shares to approximately either 8.8 million, 4.4 million or 2.9 million shares after the reverse stock split;

-
all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of CacheFlow’s common stock will enable each such holder to purchase, upon exercise of his or her options or warrants, either one-fifth, one-tenth or one-fifteenth of the number of shares of CacheFlow’s common stock (rounded down to the nearest whole share) that such holder would have been able to purchase upon exercise of his or her options or warrants immediately preceding the reverse stock split at an exercise price (rounded up to the nearest penny) equal to either five, ten or fifteen times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof as immediately preceding the reverse stock split; and

-
the number of shares reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under CacheFlow’s existing stock option plans and its employee stock purchase plan will be reduced to one-fifth, one-tenth or one-fifteenth of the number of shares currently included in such plans.

The reverse stock split will be effected simultaneously for all of the Company’s common stock and the reverse split ratio will be the same for all of the Company’s common stock. The reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than five, ten or fifteen shares (as the case may be). This, however, is not the purpose for which the Company is effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

Fractional Shares

No scrip or fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split common stock shares not evenly divisible by the applicable ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported in the Wall Street Journal, during the ten (10) trading days preceding the date that is three (3) days before the effective time of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive payment therefor as described herein. No payment for fractional shares will be made to option holders. Instead, the number of shares issuable upon exercise of an option will be rounded down.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums that are due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares; Future Financings

Upon effectiveness of the reverse stock split, our number of authorized shares of common stock will remain at 200 million. The number of our shares outstanding will decrease from approximately 44.0 million shares to either approximately 8.8 million, 4.4 million or 2.9 million shares, based on the applicable ratio and the number of shares of common stock outstanding on June 30, 2002. We will continue to have 10 million authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of CacheFlow’s common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of CacheFlow’s common stock.

Accounting Matters

The reverse stock split will not affect the par value of the Company’s common stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the Company’s common stock will be reduced to one-fifth, one-tenth or one-fifteenth (as applicable) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s common stock will be increased because there will be fewer shares of the Company’s common stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company’s Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the proposal to effect a reverse stock split is not being made in response to any effort of which we are aware to accumulate the Company’s shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company’s Board of Directors and stockholders. Other than the reverse stock split proposal, the Company’s Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company’s Certificate of Incorporation that could be construed to affect the ability of third parties to takeover or change the control of the Company.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Company’s stockholders approve one or more of the proposed reverse stock splits and the Board of Directors elects to effect a reverse stock split by filing one of the approved amendments to our Certificate of Incorporation with the Secretary of State of the State of Delaware, then the reverse stock split will become effective at the time of the filing of the amendment, which we refer to as the “effective time.” Beginning at the effective time, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. The Company expects that its transfer agent, Boston Equiserve, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal CacheFlow sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Even if the stockholders approve one or more of the proposed reverse stock splits, our Board of Directors, in its sole discretion, reserves the right to not effect any reverse stock split.

No Dissenter’s Rights

Under the Delaware General Corporation Law, CacheFlow’s stockholders are not entitled to dissenter’s rights with respect to the reverse stock split, and CacheFlow will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split. This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities and stockholders who hold Company capital stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction) comprised of shares of Company capital stock and one or more other positions. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The Company’s view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote	Required; Recommendation of Board of Directors

The affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of the Company’s common stock entitled to vote on this proposal will be required for approval of each of the proposed amendments.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THREE SEPARATE ALTERNATIVE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD TO EFFECT EITHER A ONE-FOR-FIVE, ONE-FOR-TEN OR ONE-FOR-FIFTEEN REVERSE SPLIT OF THE SHARES OF CACHEFLOW’S ISSUED AND OUTSTANDING COMMON STOCK.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending April 30, 2003. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company’s and its stockholders’ best interests.

Ernst & Young LLP has audited the Company’s financial statements since 1999. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 30, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2002, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors and the executive officers named in the Summary Compensation Table below and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. Shares issuable pursuant to stock options and warrants exercisable within sixty (60) days of June 30, 2002 are deemed outstanding for computing the percentage of the person holding the options and warrants, but are not outstanding for purposes of computing the percentage of any other person. As a result, the percentage ownership of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares Beneficially Owned As of June 30, 2002(1)(2)
Beneficial Owner	Number of Shares	Percentage of Class
Brian M. NeSmith(3)	2,636,388	5.9
Robert P. Verheecke(4)	656,166	1.5
Alan L. Robin(5)	559,138	1.3
John M. Scharber	43,468	*
Marc Andreessen(6)	910,593	2.1
David W. Hanna(7)	1,548,669	3.5
Philip J. Koen(8)	6,250	*
Andrew S. Rachleff(9)	1,278,865	2.9
All current directors and executive officers as a group (6 persons)(10)	7,036,931	15.5

* Less than 1% of the outstanding shares of Common Stock.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have, to the Company’s knowledge, sole voting and investment power with respect to all shares of Common Stock. Unless otherwise indicated, the address of each individual listed in the table is c/o CacheFlow Inc., 650 Almanor Avenue, Sunnyvale 94085.

(2)
The percentage of beneficial ownership is based on 43,954,211 shares of Common Stock outstanding as of June 30, 2002. The number of shares of Common Stock deemed outstanding for each individual shareholder includes shares issuable pursuant to stock options that may be exercised within sixty (60) days after June 30, 2002.

(3)	Includes 682,000 shares issuable pursuant to the exercise of stock options and 1,954,388 shares held by Brian M. and Nancy J. NeSmith Family Trust.
(4)	Includes 654,166 shares issuable pursuant to the exercise of stock options.
(5)	Includes 405,750 shares issuable pursuant to the exercise of stock options.
(6)
Includes 10,000 shares issuable pursuant to the exercise of stock options. Also consists of 4,497 shares held by the Andreessen 1996 Charitable Remainder Trust and 896,096 shares held by the Andreessen 1996 Living Trust.

(7)
Consists of 120,000 shares issuable pursuant to the exercise of stock options owned individually by Mr. Hanna. Also includes 1,348,896 shares held by David W. Hanna Trust, 15,262 shares held by Hanna Group Profit Sharing Plan and 64,511 shares held by Mr. Hanna’s spouse. Mr. Hanna disclaims beneficial ownership of the shares held by these entities, except to the extent of his economic interest in the funds and his spouse.

(8)	Represents 6,250 shares issuable pursuant to the exercise of stock options.
(9)
Includes 35,000 shares issuable pursuant to the exercise of options owned individually by Mr. Rachleff. Also includes 927,725 shares held by Benchmark Capital Partners, L.P. and 129,663 shares held by Benchmark Founders’ Fund, L.P. Also includes 186,477 shares held by Andrew and Debra Rachleff Family Revocable Trust. Mr. Rachleff, one of our directors, is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of each of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P. Mr. Rachleff disclaims beneficial ownership of the shares held by Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P. except to the extent of his economic interest in the funds. The persons having voting or investment power with respect to the securities held by entities affiliated with Benchmark Capital include David M. Beirne, Bruce W. Dunlevie, Kevin R. Harvey, Robert C. Kagle, Andrew S. Rachleff, and Steven M. Spurlock.

(10)	Includes 1,507,416 shares issuable pursuant to the exercise of stock options.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for transactions in the Common Stock and their Common Stock holdings for the year ended April 30, 2002 and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the year ended April 30, 2002, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders, except that Mr. Jaworksi filed a Form 3 late.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following Summary Compensation Table sets forth the compensation earned for the three most recent fiscal years by the Company’s Chief Executive Officer and two other executive officers who were serving as such at the end of the fiscal year ended April 30, 2002 plus one additional former officer (collectively, the “Named Officers”), each of whose salary and bonus for the fiscal year ended April 30, 2002 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Number of Securities Underlying Options
Name and Principal Position	Year	Salary		Bonus
Brian M. NeSmith	2002	$250,000		$0		0
President, Chief Executive	2001	$225,000		$0		0
Officer, and Director	2000	$175,000		$0		200,000
Robert P. Verheecke	2002	$231,250	(3)	$28,125		500,000
Senior Vice President, Chief	2001	—		—		—
Financial Officer, and Secretary	2000	—		—		—
Alan L. Robin(1)	2002	$390,384		$117,997	(4)	150,000
Former Senior Vice President,	2001	$200,000		$169,259	(4)	0	(6)
Worldwide Sales	2000	$115,385		$471,523	(5)	622,000
John M. Scharber(2)	2002	$155,316		$0		0
Former Chief Technical Officer	2001	$73,125		$0		425,000

(1)	Mr. Robin’s employment terminated in April 2002.
(2)	Mr. Scharber’s employment commenced in December 2000 and terminated in July 2001.
(3)	Mr. Verheecke commenced employment in May 2001.
(4)	Represents commissions.
(5)	Includes commissions of $121,521.
(6)	Mr. Robin was awarded 75,000 restricted shares on February 23, 2001 at a purchase price of $0.01 per share. The restricted shares vested 50% on November 26, 2001 and 50% on February 25, 2002.

The following table contains information concerning the stock option grants made to each of the Named Officers for the fiscal year ended April 30, 2002. No stock appreciation rights were granted to these individuals during such year.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted		Individual Grants(1) % Of Total Options Granted to Employees In FY 2002(2)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Terms($)(3)
Name						5%	10%
Brian M. NeSmith
Robert P.Verheecke	500,000	(4)	11.01%	$3.35	7/30/11	1,053,034	2,688,384
Alan L. Robin	150,000	(5)	3.30%	$3.35	7/30/11	315,910	800,515
John M. Scharber

(1)
The options disclosed in the table were granted 10 years prior to the expiration date shown. Except as otherwise noted, the options listed in the table are immediately exercisable except to the extent necessary to satisfy the $100,000 limitation applicable to incentive options and the option shares vest 25% after one year from the vesting commencement date and 1/48th per month for three years thereafter. The exercise price for each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with the Company. Under each of the options, the option shares will vest upon an acquisition of the Company by merger or asset sale, unless the acquiring company assumes the options. The options will also become fully vested in the event that the optionee’s service is involuntarily terminated within 18 months following a change in control.

(2)	Based on an aggregate of 4,541,286 options granted to employees in fiscal year 2002.
(3)
The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4)	The vesting commencement date for the grant to Mr. Verheecke is May 1, 2001.
(5)	The option shares under this grant to Mr. Robin vest and become exercisable in 48 monthly installments beginning February 23, 2001.

The following table sets forth information concerning option exercises during the fiscal year ended April 30, 2002 and option holdings as of the end of the fiscal year ended April 30, 2002 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

Aggregate Option Exercises in Last Fiscal Year  and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized (Market Price at Exercise Less Exercise Price)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Brian M. NeSmith	0	0	182,000	18,000	0	0
Robert P. Verheecke	0	0	380,600	119,400	0	0
Alan L. Robin	0	0	405,750	0	0	0
John M. Scharber	0	0	0	0	0	0

(1)	Based on the fair market value of the Company’s Common Stock at year-end of $0.61 per share, less the exercise price payable for such shares.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

The compensation committee of the board of directors, as plan administrator of the 1999 Stock Incentive Plan and 2000 Supplemental Stock Option Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by the officers named in the Summary Compensation Table and any other person in connection with certain changes in control of CacheFlow. In connection with the adoption of the 1999 Stock Incentive Plan and 2000 Supplemental Stock Option Plan, the Company has provided that upon a change in control of CacheFlow, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. In addition, an option or award will become fully exercisable and fully vested if the holder’s employment or service is involuntarily terminated within 18 months following the change in control.

Each of the officers named in the Summary Compensation Table has an employment agreement with CacheFlow, and the employment of each may be terminated at any time. CacheFlow entered into an agreement with Mr. NeSmith, dated February 24, 1999, which provides for acceleration of vesting of option shares as if Mr. NeSmith remained employed for one additional year in the event of a change in control of CacheFlow.

On April 23, 2001, the Company extended an offer of employment to Mr. Verheecke to be the Company’s Senior Vice President and Chief Financial Officer. Pursuant to the offer letter, Mr. Verheecke may exercise some or all of his unvested stock options by delivery of his full recourse promissory note for a principal amount of up to one million dollars ($1,000,000) at a fair market rate of interest. Any exercised but unvested stock options would be subject to the Company’s right to repurchase unvested shares. Mr. Verheecke has not exercised any options to date.

CacheFlow entered into an agreement with Mr. Robin, the Company’s former Senior Vice President, Worldwide Sales, dated July 12, 1999, which provides for payment of severance pay in the amount of six months of base salary plus bonus in the event that Mr. Robin’s employment is terminated without cause. The agreement also provides for acceleration of vesting of option shares as if Mr. Robin remained employed for one additional year in the event that his employment is terminated without cause; after three years of employment, vesting acceleration declines by one month for each month of service and does not apply after four years of employment. The agreement also provides for acceleration of vesting of option shares as if Mr. Robin remained employed for one additional year in the event that he is not offered the same or similar position following a change in control of the Company. On March 29, 2002, the Company entered into a Separation Agreement with Alan L. Robin, pursuant to which Mr. Robin resigned his position with the Company effective April 30, 2002 and the parties released all potential claims against each other. In consideration, Mr. Robin received the sum of six (6) months of salary plus target commissions, COBRA benefits for up to 6 months, acceleration of vesting of all stock options that would have vested through April 30, 2003 and extended time to exercise his vested and unexercised options through October 31, 2002.

In connection with the Company’s acquisition of Entera, the Company entered into an Employment Agreement with John Scharber, former Chief Technical Officer, on October 10, 2000. In the Agreement, Mr. Scharber agreed to subject 25% of the Company shares received for his vested Entera shares to an additional six months of vesting contingent on his remaining employed with the Company and agreed that he would not compete with the Company while employed or for the 12 month period following any cessation of employment from the Company. The Agreement provides for continuation of Mr. Scharber’s base salary for 6 months should his employment be terminated by the Company without cause, provided he releases all claims he may then have against the Company. The Agreement also provides that should he be involuntarily terminated by the Company, die or become disabled, or resign in connection with a reduction in duties or pay or a relocation of his place of employment, he would immediately become fully vested in all of his Company shares, including stock options and restricted stock, but excluding his initial 100,000-share CacheFlow option. The Company entered into a Separation Agreement with Mr. Scharber, pursuant to which Mr. Scharber resigned his position with the Company effective July 31, 2001 and the parties released all potential claims against each other. In consideration, Mr. Scharber received his salary and COBRA benefits through December 31, 2001 and 6 months accelerated vesting of stock options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” or the “Committee”) has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer (“CEO”) and certain other executive officers of the Company and has the authority to administer the Company’s 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and certain other executive officers and other key employees each fiscal year.

For the fiscal year ended April 30, 2002, the process utilized by the Committee in determining executive officer compensation levels was based on the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the compensation of the Company’s key executive officers. However, the Committee made the final compensation decisions concerning such officers.

General Compensation Policy.    The Committee’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance, as well as upon his or her own level of performance. Accordingly, each executive officer’s compensation package generally consists of: (i) base salary (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

Base Salary.    The base salary for each executive officer is set on the basis of general market levels and personal performance. Each individual’s base pay is positioned relative to the total compensation package, including cash incentives and long-term incentives.

In preparing the performance graph for this Proxy Statement, the Company has selected the S&P Networking Equipment Index. In prior years, the company compared its stockholder return to the JP Morgan H&Q Technology Index, which was discontinued in early April 2002. The companies included in the Company’s informal salary survey are not necessarily those included in the S&P Networking Equipment Index, because they were determined not to be competitive with the Company for executive talent or because compensation information was not available.

Annual Cash Bonuses.    A bonus was paid to Mr. Verheecke in 2002 pursuant to the terms of his employment agreement.

Long-Term Incentive Compensation.    During the fiscal year ended April 30, 2002, the Committee, in its discretion, granted an option to Mr. Robin. Mr. Verheecke received an initial option pursuant to the terms of his employment agreement. Generally, a significant option grant is made in the year that an officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts at the discretion of the Committee. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion.

Each grant allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a one to four year period, contingent upon the executive officer’s continued employment with the Company. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employ, and then only if the market price of the Company’s Common Stock appreciates over the option term.

CEO Compensation.    The annual base salary for Mr. NeSmith, the Company’s President and Chief Executive Officer, was established by the Committee in connection with his commencement of employment and was increased in 2002. No bonus was paid to Mr. NeSmith for the fiscal year ended April 30, 2002. No option grant was made to Mr. NeSmith during the fiscal year ended April 30, 2002.

Tax Limitation.    Under the Federal tax laws, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the Company’s 1999 Stock Incentive Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1999 Stock Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company’s executive officers for the fiscal year ended April 30, 2003 will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company’s executive officers to the $1 million cap.

Compensation Committee1:
David Hanna
Philip Koen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors was formed in September 1999, and the members of the Compensation Committee during the fiscal year ended April 30, 2002, were Messrs. Hanna and Koen. Mr. Koen was not at any time an officer or employee of ours; Mr. Hanna served as the Company’s President and Chief Executive Officer from December 11, 1998 to March 2, 1999. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

[1]	Stuart Phillips served on the Compensation Committee up and until June 11, 2001 and Philip Koen has been on the Compensation Committee since June 12, 2001.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company’s independent auditors.

Management is responsible for the Company’s internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the results and scope of the audit and other services provided by the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent auditors. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors’ their independence.

Audit Fees.    Fees for the fiscal year ended April 30, 2002 audit and the quarterly review of Forms 10-Q were $286,000.

Financial Information Systems Design and Implementation Fees.    Ernst & Young LLP did not render any services related to financial information system design and implementation for the fiscal year ended April 30, 2002.

All Other Fees.    Aggregate fees for all other services rendered by Ernst & Young LLP for the fiscal year ended April 30, 2002 were $115,000.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended April 30, 2002 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors2:

David Hanna
Philip Koen
Andrew Rachleff

[2]	Stuart Phillips served on the Audit Committee up and until June 11, 2001 and Philip Koen has been on the Audit Committee since June 12, 2001.

STOCK PERFORMANCE GRAPH

Set forth below are two graphs illustrating the cumulative total stockholder return on the Company’s Common Stock. The first graph compares the Company’s Common Stock between November 19, 1999 (the date the Company’s Common Stock commenced public trading) and April 30, 2001, with the cumulative total return of the Total Return Index for the Nasdaq Stock Market (U.S. Companies), the S&P Networking Equipment Index and the JP Morgan H&Q Technology Index, which has been discontinued since early April of 2002. The second graph compares the Company’s Common Stock between November 19, 1999 and April 30, 2002, with the cumulative total return of the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the S&P Networking Equipment Index. In future proxy statements the Company intends to include the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the S&P Networking Equipment Index in the performance graph and will no longer include the discontinued JP Morgan H&Q Technology Index.

The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s Common Stock.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

*
$100 invested on 11/19/99 in the Company’s common stock, Nasdaq Stock Market (U.S. Companies) Index and JP Morgan H&Q Technology index or on 10/31/99 in S & P Networking Equipment index-including reinvestment of dividends. Fiscal year ending April 30.

	11/19/99	01/31/00	04/30/00	07/31/00	10/31/00	1/31/01	04/30/01
CacheFlow Inc.	$100.00	$362.50	$309.38	$283.33	$450.00	$75.00	$22.83
Nasdaq Stock Market-U.S. Index	$100.00	$116.30	$114.01	$111.47	$99.56	$81.40	$62.35
JP Morgan H&Q Technology Index	$100.00	$117.67	$123.77	$116.65	$111.22	$90.92	$66.26
S & P Networking Equipment	$100.00	$149.17	$185.11	$178.25	$147.15	$102.55	$47.65

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

*
$100 invested on 11/19/99 in the Company’s common stock and Nasdaq Stock Market (U.S. Companies) Index or on 10/31/99 in S & P Networking Equipment Index-including reinvestment of dividends. Fiscal year ending April 30.

	11/19/99	01/31/00	04/30/00	07/31/00	10/31/00	1/31/01
CacheFlow Inc.	$100.00	$362.50	$309.38	$283.33	$450.00	$75.00
Nasdaq Stock Market-U.S. Index	$100.00	$116.28	$114.03	$108.35	$99.57	$81.45
S & P Networking Equipment	$100.00	$149.17	$185.11	$178.25	$147.15	$102.55

	04/30/01	07/31/01	10/31/01	1/31/02	04/30/02
CacheFlow Inc.	$22.83	$13.96	$8.38	$7.00	$2.54
Nasdaq Stock Market-U.S. Index	$62.31	$59.83	$50.02	$57.19	$50.07
S & P Networking Equipment	$47.65	$53.55	$47.00	$54.80	$40.53

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

On October 13, 1999, the Company entered into a consulting agreement with Mr. Andreessen, who serves on the Company’s Board of Directors. Mr. Andreessen will serve as an independent contractor to the Company and will consult with the Company in areas to be agreed upon by Mr. Andreessen and Mr. NeSmith. All of the intellectual property developed by Mr. Andreessen during his consultancy will belong to the Company. In connection with entering into the consulting agreement, Mr. Andreessen was granted an option to purchase 677,380 shares of Common Stock. The option has an exercise price of $4.00 per share.

In January 2001, the Company entered into a number of agreements with LoudCloud, Inc., a company for which Mr. Andreessen, who serves on the Company’s Board of Directors, is Chairman of the Board and a greater than ten percent (10%) stockholder. Pursuant to a Customer Service Agreement by and between the Company and LoudCloud, the Company was to outsource the management of its Internet-based applications to LoudCloud on a one-year subscription basis for fees totaling approximately $650,000. The Customer Service Agreement was canceled on March 25, 2002. Under a Master Agreement by and between the Company and LoudCloud, LoudCloud will purchase the Company’s caching appliance products for use in its managed services operations and its customer offerings. A Technology Alliance Partner Program Agreement by and between the Company and LoudCloud provides for LoudCloud to pay a referral fee to the Company for any customer referrals made to LoudCloud by the Company.

FORM 10-K

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S FORM 10-K REPORT FOR THE FISCAL YEAR ENDED APRIL 30, 2002, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO CACHEFLOW INC., 650 ALMANOR AVENUE, SUNNYVALE, CALIFORNIA 94085, ATTN: INVESTOR RELATIONS.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the 2003 Annual Meeting that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company no later than April 14, 2003 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy statement for that meeting. Stockholders who intend to present a proposal at the 2003 Annual Meeting without inclusion of such proposal in the Company’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, are required to provide advance notice of such proposal to the Company not earlier than May 28, 2003 and not later than June 28, 2003. Such stockholder proposals should be addressed to CacheFlow Inc., 650 Almanor Avenue, Sunnyvale, California 94085, Attn: Robert Verheecke, Senior Vice President and Chief Financial Officer.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Robert Verheecke
Secretary

Sunnyvale, California
August 6, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

APPENDIX A
{ONE-FOR-FIVE}
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF CACHEFLOW INC.

CacheFlow Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

FIRST:    The name of the Corporation is CacheFlow Inc.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was March 13, 1996, under the name of Web Appliance Inc.

THIRD:    The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the following be added as Article X to the Amended and Restated Certificate of Incorporation of the Corporation:

“Effective as of the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is duly filed with the Secretary of State of the State of Delaware (the “Effective Date”), each five (5) shares of common stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall be exchanged for one (1) share of the Corporation’s common stock, par value $.0001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (whether one or more, the “Old Certificates”), shall be entitled to receive upon surrender of such Old Certificates to the exchange agent duly appointed by the Corporation (the “Exchange Agent”), for cancellation, a certificate or certificates (whether one or more, the “New Certificates”) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor. Such cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the exchange effected hereby) of the Old Common Stock, as reported in The Wall Street Journal, during the ten (10) trading days preceding the date that is three (3) days before the Effective Time. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Exchange Agent determines that a holder of Old Certificates has not tendered all such certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer.”

A-1

FURTHER RESOLVED, that the shares of New Common Stock to be issued in exchange for shares of Old Common Stock shall, upon such issuance, be deemed to have been duly authorized and will be fully paid, validly issued and non-assessable; and

FURTHER RESOLVED, that each of the officers of the Corporation is hereby authorized to take all such steps and to do all such acts and things as they or any one of them shall deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions, including, but not limited to, the making of any and all payments, the making and execution of any necessary or advisable instruments, certificates, affidavits, or other documents in connection therewith, the signing or endorsement of any checks, posting of any bonds, and the payment of any fees in such connection, and, from time to time, to take any and all actions to make, execute, verify, and, as necessary, file all applications, certificates, documents or other instruments and to do any and all acts and things which any one or more of them shall deem necessary, advisable or appropriate in order to carry out the intent and purposes of any and all of the foregoing resolutions.

FOURTH:    The amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, the stockholders of the Corporation having duly approved and adopted such amendment by the affirmative vote of stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of capital stock entitled to vote thereon, with such affirmative vote effective on September            , 2002.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned authorized officers as of the             day of             , 2002.

CACHEFLOW INC.

By:
Brian NeSmith, President & CEO

A-2

APPENDIX B
{ONE-FOR-TEN}
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF CACHEFLOW INC.

CacheFlow Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

FIRST:    The name of the Corporation is CacheFlow Inc.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was March 13, 1996, under the name of Web Appliance Inc.

THIRD:    The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the following be added as Article X to the Amended and Restated Certificate of Incorporation of the Corporation:

“Effective as of the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is duly filed with the Secretary of State of the State of Delaware (the “Effective Date”), each ten (10) shares of common stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall be exchanged for one (1) share of the Corporation’s common stock, par value $.0001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (whether one or more, the “Old Certificates”), shall be entitled to receive upon surrender of such Old Certificates to the exchange agent duly appointed by the Corporation (the “Exchange Agent”), for cancellation, a certificate or certificates (whether one or more, the “New Certificates”) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor. Such cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the exchange effected hereby) of the Old Common Stock, as reported in The Wall Street Journal, during the ten (10) trading days preceding the date that is three (3) days before the Effective Time. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Exchange Agent determines that a holder of Old Certificates has not tendered all such certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer.”

B-1

FURTHER RESOLVED, that the shares of New Common Stock to be issued in exchange for shares of Old Common Stock shall, upon such issuance, be deemed to have been duly authorized and will be fully paid, validly issued and non-assessable; and

FURTHER RESOLVED, that each of the officers of the Corporation is hereby authorized to take all such steps and to do all such acts and things as they or any one of them shall deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions, including, but not limited to, the making of any and all payments, the making and execution of any necessary or advisable instruments, certificates, affidavits, or other documents in connection therewith, the signing or endorsement of any checks, posting of any bonds, and the payment of any fees in such connection, and, from time to time, to take any and all actions to make, execute, verify, and, as necessary, file all applications, certificates, documents or other instruments and to do any and all acts and things which any one or more of them shall deem necessary, advisable or appropriate in order to carry out the intent and purposes of any and all of the foregoing resolutions.

FOURTH:    The amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, the stockholders of the Corporation having duly approved and adopted such amendment by the affirmative vote of stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of capital stock entitled to vote thereon, with such affirmative vote effective on September            , 2002.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned authorized officers as of the             day of             , 2002.

CACHEFLOW INC.

By:
Brian NeSmith, President & CEO

B-2

APPENDIX C
{ONE-FOR-FIFTEEN}
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF CACHEFLOW INC.

CacheFlow Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

FIRST:    The name of the Corporation is CacheFlow Inc.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was March 13, 1996, under the name of Web Appliance Inc.

THIRD:    The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the following be added as Article X to the Amended and Restated Certificate of Incorporation of the Corporation:

“Effective as of the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is duly filed with the Secretary of State of the State of Delaware (the “Effective Date”), each fifteen (15) shares of common stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall be exchanged for one (1) share of the Corporation’s common stock, par value $.0001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (whether one or more, the “Old Certificates”), shall be entitled to receive upon surrender of such Old Certificates to the exchange agent duly appointed by the Corporation (the “Exchange Agent”), for cancellation, a certificate or certificates (whether one or more, the “New Certificates”) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor. Such cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the exchange effected hereby) of the Old Common Stock, as reported in The Wall Street Journal, during the ten (10) trading days preceding the date that is three (3) days before the Effective Time. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Exchange Agent determines that a holder of Old Certificates has not tendered all such certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer.”

C-1

FURTHER RESOLVED, that the shares of New Common Stock to be issued in exchange for shares of Old Common Stock shall, upon such issuance, be deemed to have been duly authorized and will be fully paid, validly issued and non-assessable; and

FURTHER RESOLVED, that each of the officers of the Corporation is hereby authorized to take all such steps and to do all such acts and things as they or any one of them shall deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions, including, but not limited to, the making of any and all payments, the making and execution of any necessary or advisable instruments, certificates, affidavits, or other documents in connection therewith, the signing or endorsement of any checks, posting of any bonds, and the payment of any fees in such connection, and, from time to time, to take any and all actions to make, execute, verify, and, as necessary, file all applications, certificates, documents or other instruments and to do any and all acts and things which any one or more of them shall deem necessary, advisable or appropriate in order to carry out the intent and purposes of any and all of the foregoing resolutions.

FOURTH:    The amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, the stockholders of the Corporation having duly approved and adopted such amendment by the affirmative vote of stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of capital stock entitled to vote thereon, with such affirmative vote effective on September            , 2002.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned authorized officers as of the             day of             , 2002.

CACHEFLOW INC.

By:
Brian NeSmith, President & CEO

C-2

PROXY                                                                                                                                                                        PROXY
CACHEFLOW INC.
650 Almanor Avenue, Sunnyvale, California 94085

This Proxy is Solicited on Behalf of the Board of Directors of CacheFlow Inc.
for the Annual Meeting of Stockholders to be held on September 12, 2002

The undersigned holder of Common Stock, par value $.0001, of CacheFlow Inc. (the “Company”) hereby appoints Brian NeSmith and Robert Verheecke, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 12, 2002 at 10:00 a.m. local time, located at the headquarters of the Company at 650 Almanor Avenue, Sunnyvale, California, 94085, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR EACH OF THE REVERSE STOCK SPLIT AMENDMENTS IN PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” EACH OF THE REVERSE STOCK SPLIT AMENDMENTS UNDER PROPOSAL 2, AND “FOR” PROPOSAL 3.

PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)
CACHEFLOW INC.

☒Please mark votes as in this example

1.    To elect the following directors to
serve for a term ending upon the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominees: Brian M. NeSmith, Marc Andreessen, David W. Hanna, Philip J. Koen, Andrew S. Rachleff.

2.    Approval of proposed alternative amendments to the Company’s Amended and Restated Certificate of Incorporation to enable the Company to effect a reverse stock split of the Company’s issued and outstanding Common Stock. Assuming one or more of these amendments is approved, the Board of Directors will make one of the amendments effective by filing such amendment with the Secretary of State of the State of Delaware at any time prior to the date that is ninety days after the 2002 Annual Meeting of stockholders of the Company. You may vote on each of the three proposed amendments below. The three proposed alternative amendments would effect a reverse stock split in the following ratios (each of which is subject to your vote):
				FOR	AGAINST	ABSTAIN
FOR	WITHHELD	For all nominees, except for nominees written below.	(a) 1 for 5	☐	☐	☐
			(b) 1 for 10	☐	☐	☐
☐	☐	☐	(c) 1 for 15	☐	☐	☐
Nominee exception(s).
			3. To ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending April 30, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature:                                                Signature (if held jointly):                                                Date:                                                , 2002.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Vote by Telephone	Vote by Internet
It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683)	It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:	Follow these four easy steps:

1. Read the accompanying Proxy Statement/Prospectus and Proxy Card	1. Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2. Call the toll-free number 1-877 PRX-VOTE (1-877-779-8683).	2. Go to the Website http://www.eproxyvote.com/cflo

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.	3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.	4. Follow the instructions provided.

Your vote is important!	Your vote is important!
Call 1-877-PRX-VOTE anytime!	Go to http://www.eproxyvote.com/cflo anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet